Exhibit 5

[Letterhead of Perkins Coie LLP]

June 27, 2006

Longview Fibre Company

300 Fibre Way

Longview, Washington 98632

Re:	Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as special counsel as to matters of Washington law to Longview Fibre Company, a Washington corporation (the “Company”), in connection with a registration statement on Form S-3 (333-            ) filed with the Securities and Exchange Commission pursuant to the Securities Act of 1933 (the “Securities Act”) and the rules and regulations promulgated thereunder (the “Rules”) (such registration statement, the “Registration Statement”), for the registration of the issuance by the Company of shares of the Company’s common stock, ascribed value $1.50 per share, having an aggregate value of up to $385,117,315.18 (the “Common Stock”). We understand that the Common Stock will be issued or delivered as set forth in the Registration Statement and the prospectus contained therein (the “Prospectus”).

In our capacity as counsel to the Company we have examined the Registration Statement and the originals, or copies identified to our satisfaction, of such corporate records of the Company, certificates of public officials, officers of the Company and other persons, and such other documents, agreements and instruments as we have deemed necessary as a basis for the opinions expressed below. In our examination, we have assumed the authenticity of all documents submitted to us as originals, the conformity with the originals of all documents submitted to us as copies, and the truth, accuracy and completeness of the information, representations and warranties contained in the Registration Statement and such other documents, agreements and instruments. For purposes of the opinions expressed below, we also assume that the Registration Statement, and any amendments or supplements thereto (including any necessary post-effective amendments), shall have become effective under the Securities Act.

Longview Fibre Company

June 27, 2006

Based on and subject to the foregoing and the other assumptions, exclusions and qualifications in this letter, we are of the opinion that the Common Stock, when issued and delivered in the manner stated in the Registration Statement and the Prospectus, will be duly and validly issued, fully paid and nonassessable.

The opinions expressed above are subject to the following exclusions and qualifications:

a. Our opinions are as of the date hereof and we have no responsibility to update this opinion for events and circumstances occurring after the date hereof or as to facts relating to prior events that are subsequently brought to our attention. We disavow any undertaking to advise you of any changes in law.

b. We are qualified to practice law in the State of Washington and do not express any opinions herein concerning any laws other than the laws in their current forms of the State of Washington and we express no opinion with respect to the laws of any other jurisdiction.

We consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to our firm in the Prospectus under the caption “Legal Matters.” In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or related Rules nor do we admit that we are experts with respect to any part of the Registration Statement within the meaning of the term “expert” as used in the Securities Act or related Rules.

Very truly yours,

/s/ Perkins Coie LLP

PERKINS COIE LLP